May 16, 2024
Scott Richard Lovett
[Address intentionally omitted]

Fastly, where innovation thrives. Get ready to fuel the future of the web.
Dear Scott,
Congratulations! We are so excited to have you join us and are pleased to extend this offer to you on the terms described below. Don't hesitate to reach out with any questions; we want to ensure you have all the information you need.
The Role & Team:
Fastly, Inc. ("We," “Fastly” or "the “Company”), is delighted to offer you the position of Chief Revenue Officer, reporting to Todd Nightingale.

If you accept our offer, we would love for you to start on 6/3/2024.
Overview of your compensation package:

Base Pay	Equity (RSUs)	Target Variable Comp (Commission Program)
$450,000 annually	$9,000,000	$450,000 annually

Please see below for additional terms and details on each type of compensation summarized above.
Base Pay. Your initial base pay will be $450,000 annually, subject to applicable deductions and withholdings, and paid on the Company’s normal payroll schedule.
Commission Program. In addition to your base pay, you will also be eligible to earn commissions under the applicable Global Sales Compensation Plan, as regularly updated and which will be provided to you (the “Sales Plan”). Whether you earn any commissions and the amount of any commission payments (if any) will be subject to the terms and conditions set forth in the
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Sales Plan.  For example, if you are employed throughout the calendar year and you meet 100% of the targets, your initial annual overall commissions earnings would be $450,000 subject to any applicable deductions and subject to the terms of the Sales Plan. Annual commission target amounts are subject to proration based on time in role and any changes to target compensation.
Any commission payments will be paid subject to applicable payroll deductions and withholdings.  Payment of commissions is subject to the terms of the Sales Plan and the Company’s policy and rules. The Company reserves the right to amend, change or cease the Sales Plan at any time.
Equity Compensation. Equity can be a valuable part of your compensation package. Subject to the approval of the Company’s Board of Directors or its designated Committee (the “Board”), you will be granted an award of restricted stock units covering shares of the Company’s Class A common stock (“RSUs”) with a value of USD $9,000,000 (the “RSU Grant”).  The number of RSUs under the RSU Grant will be determined by the Board using the Company’s standard practices.
This RSU Grant will vest as follows: one-fourth (25%) of the total RSUs will vest on the 15th day of the month (or next available trading day if the 15th falls on a day when the New York Stock Exchange is closed) in which you reach the one-year anniversary of your start date, with the remainder vesting in twelve equal quarterly installments thereafter (i.e., one-sixteenth (6.25%) of the total RSUs will vest per quarter), in each case subject to your continued service with the Company. This award will be subject to the provisions of the Company’s 2019 Equity Incentive Plan (the “Plan”) and related award agreement. In case of any conflict between the terms of this offer letter agreement and the Plan or any award agreement thereunder, the terms of the Plan and award agreement will control.
Where you'll be based:
Your primary work location will be remote, working from [address intentionally omitted]. Please note that any change to your remote work location must be in compliance with Fastly guidelines and approved by an executive in your management chain.
Benefits and Paid Time Off:
We believe in taking great care of our employees and regularly review our benefits to adapt to our workforce. You will be eligible to participate in all benefits which Fastly makes available to its regular full-time employees in accordance with the terms and conditions of the benefit plans and Company policies, including health insurance, dental insurance, paid time off, regular wellness days and family benefits.
Further details about Fastly’s benefit plans are available for your review in the benefit Summary Plan Documents.
Additional Details:

Expenses. During your employment, your reasonable, documented business expenses will be reimbursed by the Company in accordance with its standard policies and practices.
Severance Plan. While the Company may change your position, reporting relationship, duties, compensation and work location from time to time at its discretion, you will be eligible to participate in the Company’s 2022 Change in Control and Severance Benefit Plan (approved June 15, 2022), a copy of which will be provided under separate cover.
Confidentiality, Arbitration and Policies. As a condition of your employment, you will be required to sign and comply with the Company’s standard Employee Confidential Information and Inventions Assignment Agreement (attached as Exhibit A). You are also required to acknowledge that you have reviewed and understand your rights under the Company’s Arbitration Agreement (attached as Exhibit B). In addition, you will be required to abide by all applicable Fastly policies and procedures as may be in effect from time to time, including but not limited to its employment policies, and from time to time you will be required to acknowledge in writing that you have reviewed and will comply with the Company’s policies.
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By signing this letter, you are representing that you have full authority to accept this position and perform the duties of the position without conflict with any other obligations and that you are not involved in any situation that might create or appear to create a conflict of interest with respect to your loyalty or duties to the Company.  You specifically warrant that you are not subject to an employment agreement or restrictive covenant preventing full performance of your duties to the Company.
At-Will Employment Relationship. Your employment is not for any fixed period of time, and it is terminable at-will. Either you or the Company may terminate your employment at any time, with or without cause, and with or without advance notice. Additionally, the Company has the right to rescind this offer at any time, with or without cause, and with or without advance notice.  The Company reserves the right to change your compensation, benefits, job duties, reporting relationship, policies and/or other terms and conditions of employment from time to time at the Company’s discretion and with or without advance notice. However, the at-will nature of your employment may only be changed in an express written agreement signed by you and Fastly’s Chief Executive Officer.
Working Hours.  As a full-time, salaried, exempt employee you will be expected to work the Company’s normal business hours and additional hours as required by your job duties, and you will not be eligible for overtime pay.
Contingencies. This offer of employment, your employment and continued employment with the Company is contingent upon satisfactory results of background checks to be performed pursuant to your written authorization and satisfactory proof of your identity and right to work in the United States. You agree to assist as needed, and to complete any documentation at the Company’s request, to meet these conditions (including authorizing additional background checks requested during your employment).
Miscellaneous. This letter, together with Exhibit A & B, constitutes the complete and exclusive statement of your agreement with the Company regarding the terms of your employment with Fastly. It supersedes any other agreements or promises made to you by any party, whether oral or written. Except as provided herein, the terms of this offer letter agreement cannot be amended or modified without a written modification signed by a duly authorized officer of the Company (other than you).  The terms of this offer letter agreement are governed by the laws of the state in which you primarily work for the Company, without regard to conflicts of law principles. With respect to the enforcement of this offer letter agreement, no waiver of any right hereunder shall be effective unless it is in writing. For purposes of construction of this offer letter agreement, any ambiguity shall not be construed against either party as the drafter. This offer letter agreement may be executed in more than one counterpart, and signatures transmitted via PDF or DocuSign shall be deemed equivalent to originals.
Next Steps:
After you have carefully reviewed this letter and decided to accept our offer, please sign and date it, and the enclosed documents (including Exhibit A and Exhibit B) and return them to us by the close of business on May 20th, 2024. Please note, this offer will expire if you do not return the signed documents by the date above or do not provide the requested authorization to perform a background check within 72 hours of receiving our request for such authorization.  We are very excited to have you join the Fastly team and are looking forward to the impact you will make here.
Sincerely,
/s/ Todd Nightingale Date: 5/16/2024
Todd Nightingale
Chief Executive Officer
Fastly, Inc.

Exhibit A – Employee Confidential Information and Inventions Assignment Agreement
Exhibit B – Arbitration Agreement
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Understood and Accepted:
/s/ Scott Richard Lovett          Date: 5/16/2024

Scott Richard Lovett

Exhibit A
FASTLY, INC.
EMPLOYEE CONFIDENTIAL INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT

Exhibit B
FASTLY, INC.
ARBITRATION AGREEMENT